Offer to Purchase

                   BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC
                               40 West 57th Street
                            Mail Code: NY1-040-31-01
                            New York, New York 10019

               OFFER TO PURCHASE UP TO $13,000,000 IN OUTSTANDING
                 LIMITED LIABILITY COMPANY INTERESTS IN THE FUND
                              DATED MARCH 27, 2006


     LETTER OF TRANSMITTAL MUST BE RECEIVED BY CITIGROUP GLOBAL TRANSACTION
                SERVICES ("CITIGROUP") BY FRIDAY, APRIL 28, 2006


                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, APRIL 28, 2006,
                          UNLESS THE OFFER IS EXTENDED

To the Investors of BACAP Alternative Multi-Strategy Fund, LLC:

BACAP Alternative Multi-Strategy Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer to purchase ("Offer to "Purchase") and the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer") up to $13,000,000 in limited liability company interests in the Fund and portions thereof pursuant to tenders by investors of the Fund ("Investors") at a price equal to their net asset value as of June 30, 2006 or, if the Offer is extended, as of the next occurring last business day of a calendar month within sixty-five (65) days from the date on which the Offer actually expires (the "Valuation Date"). (As used in this Offer, the term "Interest" or "Interests," as the context requires, refers to the limited liability company interests in the Fund and portions thereof representing beneficial interests in the Fund.) This Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Amended and Restated Limited Liability Company Agreement dated as of December 1, 2005 (the "LLC Agreement").

The Offer will remain open until 12:00 midnight, Eastern Time, on April 28, 2006 (the "Initial Expiration Date"), or, if the Offer is extended, until any later date as corresponds to an extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date."

Investors who desire to tender an Interest, or a portion of an Interest, for purchase must complete and sign the attached Letter of Transmittal and mail it or fax it to Citigroup for receipt on or before the Expiration Date.
(See Section 5 of the Offer to Purchase for more information.)

Investors should realize that the value of the Interests tendered in this Offer likely will change between February 28, 2006 (the last time net asset value was calculated) and June 30, 2006 (or such later Valuation Date), when the value of the Interests tendered to the Fund for purchase is determined. Investors tendering their Interest should also note that although the tender offer expires on April 28, 2006 (unless the Offer is extended), they remain Investors in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through June 30, 2006, or such later Valuation Date when the net asset value of their Interest is calculated. Any tendering Investors that wish to obtain the estimated net asset value of their Interests should contact Citigroup, at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).


                                    IMPORTANT

NONE OF THE FUND, BANC OF AMERICA INVESTMENT ADVISORS, INC., THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY MEMBER OF THE BOARD OF MANAGERS MAKES ANY RECOMMENDATION ON BEHALF OF THE FUND TO ANY INVESTOR AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. INVESTORS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH INVESTOR'S INVESTMENT DECISION IS A PERSONAL ONE BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED BY THE FUND TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund's Sub-Transfer Agent:

                                        Citigroup Global Transaction Services
                                        P.O. Box 446
                                        Portland, ME 04112-9925
                                        Phone: (207) 879-6093
                                        Fax: (207) 879-6206

                   BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC
                                OFFER TO PURCHASE


                                TABLE OF CONTENTS

         1.       SUMMARY TERM SHEET........................................1

         2.       BACKGROUND AND PURPOSE OF THE OFFER.......................2

         3.       OFFER TO PURCHASE AND PRICE...............................3

         4.       AMOUNT OF TENDER..........................................4

         5.       PROCEDURE FOR TENDERS.....................................4

         6.       WITHDRAWAL RIGHTS.........................................5

         7.       PURCHASES AND PAYMENT.....................................5

         8.       CERTAIN CONDITIONS OF THE OFFER...........................7

         9.       CERTAIN INFORMATION ABOUT THE FUND........................7

         10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................8

         11.      MISCELLANEOUS.............................................9

         12.      FINANCIAL STATEMENTS......................................9

1.       SUMMARY TERM SHEET.

This summary highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.

o The Fund's offering documents, as supplemented from time to time, state that the Fund will offer from time to time to purchase a portion of its Interests at their net asset value (that is, the value of the Fund's assets minus its liabilities), calculated as of the Valuation Date. The Board of Managers of the Fund has determined to offer to purchase Interests in the Fund in an amount up to $13,000,000. This Offer will remain open until 12:00 midnight, Eastern Time, on the Expiration Date, which is April 28, 2006, unless the Offer is extended. The net asset value of an Interest will be calculated for this purpose as of the Valuation Date, which is June 30, 2006 unless the Offer is extended. The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer.

o The Offer is being made to all holders of Interests and is not conditioned on any minimum amount of Interests being tendered. You may tender your entire Interest or a portion of your Interest (defined as a specific dollar value) up to an amount such that you maintain the required minimum capital account balance of at least $25,000.

o If you tender your entire Interest or a portion of your interest and the Fund purchases that Interest, subject to any extension of the Offer, you will receive a promissory note, to be held by Banc of America Investment Advisors, Inc. ("BAIA"), in its capacity as the Fund's administrator, entitling you to receive an initial payment in cash and/or marketable securities (valued in accordance with the LLC Agreement and distributed to tendering investors on a pari passu basis) no later than 60 calendar days after the Valuation Date, equal to at least 95% of the estimated unaudited net asset value of your Interest tendered and accepted for purchase by the Fund as of the Valuation Date. The promissory note also will entitle you to receive a contingent payment equal to the balance promptly after the completion of the audit of the Fund's financial statements for the fiscal year ending March 31, 2007. See Section 7.

o If you tender only a portion of your Interest, you will be required to maintain a capital account balance of at least $25,000. We reserve the right to purchase less than the amount you tender if the amount you tender would cause your account in the Fund to have a value less than the required minimum balance. See Section 7.

o If the Fund accepts the tender of your entire Interest or a portion of your Interest, your proceeds will be funded from one or more of the following sources: cash on hand, withdrawals of capital from the portfolio funds in which the Fund invests, the proceeds of the sale of and delivery of portfolio securities held by the Fund and/or borrowings, though the Fund does not presently intend to make any such borrowings. See Section 7.

o Until the expiration of the Offer, you have the right to change your mind and withdraw any tenders of your Interest. If the Fund has not accepted your tender of an Interest (or portion of an Interest) before May 22, 2006, you will also have the right to withdraw the tender of your Interest on or after such date. Interests withdrawn prior to the Expiration Date may be re-tendered on or before the Expiration Date by following the tender procedures described herein. See Section 6.

o If you would like the Fund to purchase your Interest or a portion of your Interest, you must complete, sign and either mail or fax the enclosed Letter of Transmittal to Citigroup at the address/fax number listed on page
     (ii) of this  Offer  to  Purchase,  so that  it is  received  before  12:00 midnight, Eastern Time, on the Expiration Date, which is April 28, 2006 unless the Offer is extended. If you choose to fax the Letter of Transmittal, please mail the original Letter of Transmittal to Citigroup promptly after you fax it (although the original does not have to be received before the Expiration Date). See Section 5.

o If you would like to obtain the estimated net asset value of your Interest, which is calculated monthly, contact Citigroup at the address listed on page (ii) or at (207) 879-6093, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time. The value of your Interest will likely change between the date its net asset value was last calculated and the Valuation Date, which is June 30, 2006 unless the Offer is extended, when the value of Interests tendered and accepted for purchase will be determined for purposes of calculating the purchase price for Interests. See Section 3. Please note that the Fund has the right to cancel, amend or postpone this Offer at any time before midnight, Eastern Time, on the Expiration Date, which is April 28, 2006 unless the Offer is extended. Also note that although the Offer, unless amended, will expire on the Expiration Date, you will remain an Investor in the Fund, with respect to any Interest you tended that is accepted for purchase by the Fund, through the Valuation Date, when the net asset value of your Interest is calculated. Accordingly, the value of your tendered Interests may rise or fall until the Valuation Date.

o If you elect to tender, it is your responsibility to confirm, and it is strongly recommended that you confirm, receipt of the Letter of Transmittal with Citigroup. See Section 5.

2.       BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of this Offer is to provide liquidity to Investors that hold Interests in the Fund, as contemplated by and in accordance with the procedures set forth in the Fund's Prospectus, as updated and supplemented from time to time (the "Prospectus"), and the LLC Agreement. The Prospectus and the LLC Agreement, which were provided to each Investor in advance of subscribing for Interests, provide that the Board of Managers of the Fund (the "Board of Managers") has the discretion to determine whether the Fund will purchase Interests from time to time from Investors pursuant to written tenders. The Prospectus also states that the Adviser expects that it will recommend to the Board of Managers that the Fund purchase Interests from Investors twice each year, in June and December. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Board of Managers has approved the Offer, after consideration of various matters, including but not limited to those set forth in the Prospectus, and the recommendation of the Adviser, in order to provide liquidity for Interests as contemplated in the Prospectus and the LLC Agreement.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Investors who do not tender Interests. Investors who retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Investors who do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that new and existing Investors make additional subscriptions for Interests from time to time. Payment for Interests and portions of Interests purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Interests from time to time. The Fund currently expects that it will accept subscriptions for Interests on the first day of each month thereafter, but is under no obligation to do so.

Net Assets of the Fund

December 31, 2005     $64,044,841

January 31, 2006      $65,545,637

February 28, 2006     $65,650,510 (estimate)

March 1, 2006         $74,125,960 (estimate including subscriptions invested as
                      of March 1)

3.       OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase up to $13,000,000 of Interests that are properly tendered by Investors, and not withdrawn (in accordance with Section 6 below) before 12:00 midnight, Eastern Time, on the Expiration Date, which is April 28, 2006 (this time and date is the Initial Expiration Date), unless the Offer is extended. (The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is the Expiration Date.) The Fund reserves the right to extend, amend or suspend the Offer as described in Sections 4 and 8 below. The purchase price of an Interest, or portion thereof, tendered and accepted for purchase will be its net asset value as of the close of the Valuation Date, determined taking into account any Incentive Allocation in respect of such Interest or portion thereof then due, payable as set forth in Section 7. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.


As of the start of business on March 1, 2006, the Fund had approximately $74,125,960 in Interests outstanding (based on the estimated unaudited net asset value of such Interests and including subscriptions made as of March 1, 2006). Investors may obtain monthly estimated net asset value information, which the Fund calculates based on information it receives from the managers of the portfolio funds in which the Fund invests, as of the most recent month-end, by contacting Citigroup at the telephone number or address set forth on page (ii), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. Eastern Time. The value of an Investor's Interest will likely change between any such date and the Valuation Date, which is June 30, 2006 unless the Offer is extended, when the value of the Interests tendered by Investors will be determined for purposes of calculating the purchase price of Interests tendered and accepted for purchase.

4.       AMOUNT OF TENDER.

The Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered. Subject to the limitations set forth below, Investors may tender their entire Interest or a portion of their Interest (defined as a specific dollar value) up to an amount such that they maintain a capital account balance of least $25,000. The Fund reserves the right to reduce the amount to be purchased from any Investor tendering a portion of its Interest so that the required minimum capital account balance is maintained.

If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to $13,000,000 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to suspend or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than $13,000,000 of Interests are duly tendered to the Fund prior to the Expiration Date and not withdrawn pursuant to
Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a PRO RATA basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or suspended in various other circumstances described in Section 8 below.

5.       PROCEDURE FOR TENDERS.

Investors wishing to tender Interests pursuant to the Offer should send or deliver a completed and executed Letter of Transmittal to Citigroup in the enclosed envelope at the address set forth on page (ii), or fax a completed and executed Letter of Transmittal to Citigroup at the fax number set forth on page
(ii). The completed and executed Letter of Transmittal must be received by Citigroup, either by mail or by fax, no later than the Expiration Date. The Fund recommends that all documents be submitted to Citigroup via certified mail, return receipt requested, or by facsimile transmission. An Investor choosing to fax a Letter of Transmittal to Citigroup must also send or deliver the original completed and executed Letter of Transmittal to Citigroup promptly thereafter.

Investors wishing to confirm receipt of a Letter of Transmittal may contact Citigroup at the address or telephone number set forth on page (ii). The method of delivery of any documents is at the election and complete risk of the Investor tendering an Interest including, but not limited to, the failure of Citigroup to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determinations shall be final and binding.

The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with a tender must be cured within such time as the Fund shall determine. A tender will not be deemed to have been made until the defects or irregularities relating to that tender have been cured or waived. None of the Fund, the Adviser or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

6.       WITHDRAWAL RIGHTS.

Any Investor tendering an Interest pursuant to this Offer may withdraw its tender at any time before midnight, Eastern Time, on the Expiration Date, which is April 28, 2006 unless the Offer is extended, and, if tendered Interests have not been accepted by the Fund, at any time on or after May 22, 1006. To be effective, any notice of withdrawal of a tender must be timely received by Citigroup at the address or fax number set forth on page (ii). A form to give notice of withdrawal of a tender is available by calling Citigroup at the telephone number set forth on page (ii). All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender are determined by the Fund, in its sole discretion, and its determinations are final and binding. Interests subject to a tender that has been properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 5.

7.       PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives written notice to the tendering Investor of its election to purchase the Investor's Interest. As stated in Section 3 above, the purchase price of an Interest tendered by any Investor and accepted for purchase will be the net asset value thereof as of the Valuation Date, which is June 30, 2006 if the Offer expires on the Initial Expiration Date, and otherwise the next occurring last business day of a calendar month within sixty-five (65) days after the date on which the Offer expires. The net asset value will be determined after all allocations to capital accounts of the Investor required to be made by the LLC Agreement have been made.

An Investor whose entire Interest or a portion thereof is tendered and accepted for purchase by the Fund will receive as consideration a non-transferable promissory note, to be held for such Investor by the Fund's administrator, entitling the Investor to receive an initial payment in cash and/or marketable securities (valued in accordance with the LLC Agreement and distributed to tendering Investors on a pari passu basis) equal to 95% of the estimated unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date, taking into account any Incentive Allocation payable to the Adviser (the "Initial Payment"). Payment of this amount will be made to the Investor within 60 calendar days after the Valuation Date. The promissory note also will entitle the Investor to receive a contingent payment equal to the excess, if any, of (a) the net asset value of the Interest tendered and accepted for purchase by the Fund as of the Valuation Date, determined based on the audited financial statements of the Fund for the fiscal year ending March 31, 2007 over (b) the Initial Payment. The Contingent Payment will be payable in cash promptly after completion of the audit of the Fund's financial statements for the fiscal year ending March 31, 2007. It is anticipated that the audit of the Fund's financial statements for the fiscal year ending March 31, 2007 will be completed by no later than 60 days after the end of the fiscal year. Any amounts payable under the promissory note will not include interest.

Although the Fund has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Managers determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Investors.

Any cash payments due under the note will be made by wire transfer directly to the account in which the tendering Investor held its Interest or such other account as the tendering Investor may designate in writing or by check directly to the tendering Investor to an address designated by the Investor. Cash payments wired directly to Investor accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account.

The Fund expects that cash payments for Interests acquired pursuant to the Offer will not exceed $13,000,000 (unless the Fund elects to purchase a greater amount) and will be derived from: (a) cash on hand; (b) withdrawal of capital from one or more of the portfolio funds in which the Fund invests; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or
(d) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Note as described above. Neither the Fund, the Board of Managers, nor the Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to finance any portion of the purchase price, subject to compliance with applicable law. The Fund expects that the repayment of any amounts borrowed will be financed from additional funds contributed to the Fund by existing and/or new Investors, withdrawal of capital from the portfolio funds in which it invests or from the proceeds of the sale of securities and portfolio assets held by the Fund.

8.       CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Investors of such extension and of the new Expiration Date. In the event that the Fund so elects to extend the tender period, the Valuation Date for the purpose of determining the purchase price for tendered Interests will be the next occurring last business day of a calendar month within sixty-five (65) days from the new Expiration Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel or suspend the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation or suspension not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and/or (c) postpone the acceptance of Interests tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Investors.

The Fund, by action of a majority of the Board of Managers, may suspend the Offer at any time, including but not limited to: (a) any period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or determine the value of the Fund's net assets; (b) for any other periods that the Securities Exchange Act of 1934 permits by order for the protection of Investors; or (c) other unusual circumstances as the Board of Managers deems advisable to the Fund and its Investors. The Board of Managers may deem it advisable to suspend the Offer in the event, among other things, that: (x) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (y) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Investors if Interests tendered pursuant to the Offer were purchased; or (z) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer.

9.       CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company, and Interests are registered under the Securities Act of 1933, as amended. It is organized as a Delaware limited liability company. The principal office of the Fund is located at 40 West 57th Street, Mail Code: NY1-040-31-01, New York, New York 10019 and the phone number is (888) 786-9977. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Neither the Fund, the Adviser, nor the Board of Managers currently has any plans, proposals or negotiations that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Fund) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund;
(d) any change in the identity of the Adviser, its Board of Managers or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers or to fill any existing vacancy on the Board of Managers; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Managers determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

As of March 1, 2006, NB Funding Company, LLC ("NB Funding"), a subsidiary of Bank of America, N.A., the parent company of the Adviser and Distributor, owned approximately $18,155,865 (approximately 27.66%) of the outstanding Interests and has no plans to tender. In addition, the Adviser, BAIA, may be entitled under the terms of the LLC Agreement to receive an incentive allocation (if earned and subject to certain limitations), as specified in the LLC Agreement and described in the Prospectus.

Other than the acceptance of subscriptions as of February 1, 2006 and March 1, 2006, there have been no transactions involving the Interests that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Managers or any person controlling the Fund or the Adviser.

10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Investors pursuant to the Offer. Investors should consult their own tax advisors for a complete description of the tax consequences of a purchase of their Interests by the Fund pursuant to the Offer.

In general, an Investor from whom an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Investors generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of money received by the Investor exceeds such Investor's then adjusted tax basis in such Investor's Interest. An Investor's basis in such Investor's remaining Interest will be reduced (but not below zero) by the amount of money received by the Investor from the Fund in connection with the purchase. An Investor's basis in such Investor's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Investor for periods through the Valuation Date. Money distributed to an Investor in excess of the adjusted tax basis of such Investor's Interest is taxable as capital gain or ordinary income, depending on the circumstances. An Investor whose entire Interest is purchased by the Fund may recognize a loss, but only to the extent that the amount of money received from the Fund is less than the Investor's then adjusted tax basis in the Investor's repurchased Interest. In the unlikely event that the Fund uses securities rather than cash as consideration, there would be different tax consequences.

11.      MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer. A free copy of such statement may be obtained from the Fund by contacting Citigroup at the address and telephone number listed on page (ii) or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

12.      FINANCIAL STATEMENTS.

The following financial statements of the Fund are incorporated herein by reference: audited financial statements for the fiscal year ended March 31, 2005, previously filed on EDGAR on Form N-CSR on June 6, 2005; audited financial statements for the fiscal year ended March 31, 2004, previously filed on Form N-CSR on June 1, 2004; and unaudited financial statements for the six month period ending September 30, 2005, previously filed on EDGAR on Form N-CSR on December 7, 2005.

You may obtain copies of these financial statements by visiting the SEC's website at WWW.SEC.GOV, or may be obtained free of charge by calling the Fund at
(888) 786-9977.